Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and Chief Executive Officer
(763) 551-5000

CONTACT:	Investor Relations:
Melissa Myron/Rachel Albert
Financial Dynamics
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION REPORTS

FEBRUARY SAME-STORE SALES

~ Company Provides Fiscal 2006 Outlook~

Minneapolis, MN, March 3, 2005 — Christopher & Banks Corporation (NYSE: CBK) today reported February sales results and provided the Company’s outlook for its first quarter ending May 28, 2005 and its fiscal year ending February 25, 2006.

Sales Results

For the four weeks ended February 26, 2005, total sales increased 22% to $28.4 million from $23.2 million last year, while February same-store sales increased 5%.  For the fiscal fourth quarter, total sales increased 19% to $119.3 million compared to $100.4 million in the prior year period.  Same-store sales for the quarter increased 2%.  For the full fiscal year, total sales increased 12% to $438.9 million from $390.7 million last year.  Same-store sales for the year declined 2%.  As of February 26, 2005, the Company operated 642 stores compared with 534 stores as of February 28, 2004.

Bill Prange, Chairman and Chief Executive Officer, commented, “We finished the year with on plan inventories and are cautiously optimistic as we look forward to the spring selling season.  In line with our previous guidance, we expect that fourth quarter earnings will range from $0.10 to $0.12 per diluted share.”

Company Outlook

For the first quarter of fiscal 2006, the Company is planning for a low single digit increase in same-store sales.  First quarter earnings are anticipated to be in the range of $0.28 to $0.30 per diluted share compared to $0.27 per diluted share last year.

The Company anticipates that fiscal 2006 earnings will range from $0.85 to $0.90 per diluted share, which includes the effect of stock based compensation expense.  Beginning in the third quarter, the Company plans to initiate the expensing of stock options in accordance with Statement of Financial Accounting

Standards (SFAS) No. 123R which modifies SFAS No. 123 “Accounting for Stock Based Compensation.”  This accounting standard requires that all stock based compensation, including grants of employee stock options, be accounted for using a fair-value based method.  During the second half of fiscal 2006, the Company anticipates that its stock based compensation expense will range from $0.04 to $0.05 per diluted share, which is reflected in the guidance provided above.

In fiscal 2006, the Company plans to open approximately 75 stores, comprised of 45 Christopher & Banks stores, 25 C.J. Banks stores and up to 5 Acorn stores.  Approximately 35 to 40 new stores are planned to open in the first half of the year with the balance of the stores expected to open in the third quarter.  Capital expenditures for fiscal 2006, primarily for new stores and store remodels, are planned at approximately $20 million.

The Company plans to report fiscal 2005 fourth quarter and full year results after the market closes on Wednesday, April 6, 2005.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 642 women’s specialty stores in 44 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 467 Christopher & Banks stores, 155 C.J. Banks stores and 20 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the  Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.